UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

MIND MEDICINE (MINDMED) INC.
(Name of Registrant as Specified In Its Charter)

FCM MM HOLDINGS, LLC JAKE S. FREEMAN CHAD BOULANGER DR. SCOTT FREEMAN DR. FARZIN FARZANEH VIVEK JAIN ALEXANDER J. WODKA
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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FCM MM Holdings, LLC, a Wyoming limited liability company, together with the other participants in its solicitation (collectively, “FCM”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual general meeting of shareholders of Mind Medicine (MindMed) Inc., a British Columbia corporation.

Item 1: On June 9, 2023, FCM issued the following press release:

FCM Calls for Socially Responsible Investors to Vote for Change at MindMed

Believes Socially Responsible Investment Principles Support FCM’s Plan to Bring MM-120 To the Market in 2026 to Benefit Millions with Mental Health Disorders

FCM Directors Will Put in Place Strict Corporate Governance to Assure the Safety of All Subjects On MindMed’s Clinical Trials

Dr. Freeman and Other FCM Directors Pledge to Extend Lockup Period for Selling Shares Until June 15, 2026

Time is Running Out to Save MindMed

Vote on FCM’s BLUE Proxy to Restore Shareholder Value at MindMed

SHERIDAN, Wyo., June 9, 2023 (GLOBE NEWSWIRE) -- FCM MM Holdings, LLC ("FCM"), representing approximately 3.5% of the outstanding common shares of Mind Medicine (MindMed) Inc. (NASDAQ: MNMD) (“MindMed” or the “Company”), calls for socially responsible investors to vote for change at MindMed.

Although investing in companies like MindMed is ultimately about generating a positive return, FCM and many other influential investors believe there should be a social conscience element involved in investing too. As has been revealed in this proxy campaign, MindMed dosed healthy volunteers in Australia with MM-110 at doses that were 35 times higher than what the FDA deemed safe without further animal safety studies. Previously, MindMed’s then CMO, Dr. Scott Freeman, stopped the Phase I trial on June 15, 2020, at a dosage of 8 mg for safety reasons. However, Dr. Freeman was immediately suspended from his position as CMO by the MindMed board and management three hours after stopping the study.

Current MindMed executives and directors then amended MindMed’s protocols to dose patients at 660 mg a day (about 35 times the FDA safety limit). These high doses, which were administered in Fall/December 2021, exceeded FDA guidelines, occurred while Robert Barrow was CEO and Mr. Krebs, and Ms. Vallone were members of the board. In August of 2022, the MM-110 studies were shuttered after the FDA reiterated the regulatory requirement of additional animal safety studies prior to proceeding with human studies in the United States. If elected, the FCM nominees will implement strict corporate governance policies to assure the safety of all patients on clinical trials conducted by MindMed.

MindMed is now pursuing its next regulatory debacle with an unnecessarily slow and expensive clinical path by pursuing a Phase IIb dose finding trial that will delay the approval and commercialization of MM-120. FCM believes socially responsible investors interested in bringing MM-120 to market for the benefit of millions of potential patients can be achieved under the oversight of the FCM director candidates who have decades of drug development experience.

Under FCM’s plan, MindMed would file a New Drug Application for MM-120 (LSD) with the FDA in 2026 by starting a Phase III trial by the end of 2023. MM-120 can benefit millions of people with mental health disorders but the current entrenched management is ensconced in a Phase IIb dose finding study and has spent a substantial sum on consultants, namely Greenleaf Health, Inc., to justify this unnecessary trial, rather than engaging with FCM to come up with the best clinical strategy.

FCM has demonstrated that no other clinical development team in the last decade followed MindMed’s clinical strategy. Of the 62 CNS drugs approved in last decade, by well-established and experienced pharmaceutical companies, all drugs with successful Phase II studies like MM-120 have completed a Phase III dose finding study (or pivotal Phase IIb), as the FCM plan proposes, rather than an unnecessary Phase IIb. FCM’s plan would bring MM-120 to patients in need years ahead of MindMed’s plan, which does not even have a start date for its Phase III trial. As sell-side analysts estimate MindMed will run out of money in mid-2024, it is essential to cut costs to preserve and use the $130 million currently on the balance sheet to complete the Phase III trial.

“I founded MindMed to better society and improve the lives of people struggling with mental illness. I am appalled by MindMed’s apparent disregard for patient safety, and their pursuit of a clinical path that will delay life changing medicine for millions of potential patients. We stand behind our plan and have pledged to lockup our shares until 2026 to coincide with the planned completion of the Phase III study, if the FCM director slate is elected. FCM’s director candidates meet both financial and socially responsible investing standards and we need your support to make urgent changes at MindMed,” said FCM Nominee Dr. Freeman.

Vote the BLUE Proxy to Support FCM’s Plan to Restore Value for All Shareholders

FCM urges MindMed shareholders to join the fight against the current Board and management team and vote FOR all four of its highly qualified nominees at the 2023 annual general meeting of shareholders on the BLUE proxy card.

Shareholders who have questions or require any assistance with their vote, please contact Okapi Partners LLC, at (855) 305-0856 or info@okapipartners.com.

About FCM

FCM MM Holdings, LLC is a special purpose vehicle set-up to represent nine early investors in MindMed, including Dr. Scott Freeman and Mr. Chad Boulanger. FCM holds a 3.5% beneficial ownership of MindMed's outstanding shares and represents additional interests in MindMed shares through holdings in Savant Addiction Medicine LLC, Savant HWP, Inc., and Savant HWP Holdings, LLC. FCM is managed by Mr. Jake Freeman and each of FCM’s stakeholders are deeply invested in MindMed's long-term success.

Shareholder Contact:

Okapi Partners LLC

info@okapipartners.com

(855) 305-0856

Media:

Riyaz Lalani & Dan Gagnier

Gagnier Communications

fcmmm@gagnierfc.com

Additional Information

FCM's and its nominees (Dr. Scott Freeman, Dr. Farzin Farzaneh, Mr. Vivek Jain, and Mr. Alexander Wodka) beneficially own, own, control or exercise direction over an aggregate of 1,009,181 common shares of MindMed (the “Shares”). FCM may be deemed to control an additional 359,357 Shares pursuant to a proxy coordination agreement.

Information in Support of Public Broadcast Solicitation

Shareholders are being asked at this time to execute a proxy in favour of FCM's nominees for election to the Board at the AGM or any other resolutions at the AGM, which has been formally scheduled for June 15, 2023. In connection with the AGM, FCM has filed definitive proxy materials with the Securities and Exchange Commission (the "Final FCM Circular") containing further disclosure concerning FCM's nominees for election to the Board at the AGM, together with additional details concerning the completion and return of forms of proxy and voting information forms ("VIFs") for use at the AGM. Shareholders of MindMed are urged to read the Materials filed today as well as the Final FCM Circular, when issued, because they will contain important information.

The below disclosure is provided pursuant to section 9.2(4) of National Instrument 51-102 – Continuous Disclosure Obligations in accordance with securities laws applicable to public broadcast solicitations.

This press release and any solicitation made by FCM in advance of the AGM is, or will be, as applicable, made by FCM and not by or on behalf of the management of MindMed.

Shareholders of MindMed are being asked at this time to execute proxies in favour of FCM's nominees for election to the Board at the AGM or any other matters to be considered at the AGM. FCM has issued the Final FCM Circular and FCM intends to make its solicitation primarily by mail, but proxies may also be solicited personally by telephone, email or other electronic means, as well as by newspaper or other media advertising or in person, by FCM, certain of its members, partners, directors, officers and employees, FCM's nominees or FCM's agents, including Okapi Partners LLC (“Okapi”), which has been retained by FCM as its strategic shareholder advisor and proxy solicitation agent. Pursuant to the agreement between Okapi and FCM, Okapi will receive a fee of up to $75,000, plus customary fees for each call to or from shareholders of MindMed, and will be reimbursed for certain out-of-pocket expenses, with all such costs to be borne by FCM. In addition, FCM may solicit proxies in reliance upon the public broadcast exemption to the solicitation requirements under applicable Canadian corporate and securities laws, by way of public broadcast, including press release, speech or publication, and in any other manner permitted under applicable Canadian laws. Any members, partners, directors, officers or employees of FCM and their affiliates or other persons who solicit proxies on behalf of FCM will do so for no additional compensation. The anticipated cost of FCM’s solicitation is estimated to be $400,000 plus disbursements. The costs incurred in the preparation and mailing of the Materials and the Final FCM Circular, and the solicitation of proxies by FCM will be borne by FCM, provided that, subject to applicable law, FCM may seek reimbursement from MindMed of FCM's out-of-pocket expenses, including proxy solicitation expenses and legal fees, incurred in connection with a successful reconstitution of the Board.

A registered shareholder of MindMed who has given a proxy may revoke the proxy at any time prior to use by:

(a) depositing an instrument in writing revoking the proxy, if the shareholder is an individual signed by the shareholder or his or her legal personal representative or trustee in bankruptcy, and if the shareholder is a corporation signed by the corporation or by a representative appointed for the corporation, either: (i) at the registered office of MindMed at any time up to and including the last business day preceding the day of the AGM or any adjournment(s) thereof, at One World Trade Center, Suite 8500, New York, New York 10007; or (ii) with the chairman of the AGM on the day of the AGM or any adjournment(s) thereof before any vote in respect of which the proxy has been given has been taken; or

(b) revoking the proxy in any other manner permitted by law.

A non-registered shareholder may revoke a form of proxy or VIF given to an intermediary or Broadridge Investor Communications (or any such other service company) at any time by submitting another properly completed form of proxy or VIF, as the latest form of proxy or VIF will automatically revoke any previous one already submitted, or by written notice to the intermediary in accordance with the instructions given to the non-registered shareholder by its intermediary.

Neither FCM, nor any of its directors or officers, or any associates or affiliates of the foregoing, nor any of FCM's nominees for election to the Board at the AGM, or their respective associates or affiliates, has: (i) any material interest, direct or indirect, in any transaction since the beginning of MindMed's most recently completed financial year or in any proposed transaction that has materially affected or would materially affect MindMed or any of its subsidiaries; or (ii) any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter currently known to be acted on at the upcoming meeting of MindMed shareholders, other than the election of directors; except that on August 31, 2020, Dr. Scott Freeman entered into a consulting agreement with MindMed, which, among other things, granted Dr. Scott Freeman 26,389 vested options with a strike price of CAD$4.95 per share and 16,667 unvested options with a strike price of CAD$4.95 per share.

The registered address of MindMed is located at One World Trade Center, Suite 8500, New York, New York, 10007. A copy of this press release may be obtained on MindMed’s SEDAR profile at www.sedar.com.

Item 2: On June 9, 2023, FCM posted the following materials on various social media platforms:

Item 3: On June 9, 2023, FCM posted a video on Instagram, Reddit and YouTube concerning the Company’s executive compensation. A transcript of the video is pasted below.

Executive Pay of MNMD CEOs

There could be an FDA approved psychedelic treatment on the horizon for mental health disorders…

But an activist, FCM, is arguing executives at the company developing these medicines are more focused on paying themselves high salaries, than fast-tracking the launch of those treatments.

Top executives, like the CEO and board members of Mind Medicine, were paid $51 MILLION while MindMed’s spending on core medicine development was only $20M in the last two years. graphic pie chart showing more spend on admin than R&D

The activist group FCM, lead by former Mind Medicine Chief Medical Officer Dr. Scott Freeman, says Mind Medicine’s focus on executive pay will cause the company to run out of money in 2024, threatening the future of the company.

Dr. Freeman pledged that if shareholders elect him and FCM’s preferred board candidates onto the board of Mind Medicine, Dr. Freeman will not accept any compensation.

What do you think about Mind Medicine executive pay? Tell us on Troop.

Item 4: On June 9, 2023, FCM posted a video on Instagram, Facebook and YouTube concerning the Company. A transcript of the video is pasted below.

Psychedelics for Generalized Anxiety Disorder? Transcript

Do you think psychedelics have the power to treat mental health disorders like anxiety?

Mind Medicine has had very exciting results in their clinical trials of psychedelic treatment development.

Early data of clinical trials of a hallucinogenic treatment saw long-lasting reductions in anxiety and depression symptoms up to 16 weeks post treatment compared with the placebo.

On top of that, the treatment could come to market faster, because an activist group lead by former chief medical officer at mind medicine, Dr. Scott Freeman, thinks that the clinical trials can be sped up by electing a new board of directors.

Under that new leadership, Mind Medicine would also be looking to push psychedelic treatment for addiction, that could help millions of people.

FCM is relying on Mind Medicine shareholders to vote for new leadership.

The last day to submit votes for FCM’s candidates is June 15th, 2023.

For more information to vote, please call Okapi Partners at (855) 305-0856 or email us here [point at text on screen]

[text on screen]

Okapi Partners: (855) 305-0856 (toll free)

info@okapipartners.com

Item 5: On June 9, 2023, FCM posted a video on Instagram and Reddit concerning how to vote at the Annual Meeting. A transcript of the video is pasted below.

Psychedelics for Generalized Anxiety Disorder? Transcript

Do you think psychedelics have the power to treat mental health disorders like anxiety?

Mind Medicine has had very exciting results in their clinical trials of psychedelic treatment development.

Early data of clinical trials of a hallucinogenic treatment saw long-lasting reductions in anxiety and depression symptoms up to 16 weeks post treatment compared with the placebo.

On top of that, the treatment could come to market faster, because an activist group lead by former chief medical officer at mind medicine, Dr. Scott Freeman, thinks that the clinical trials can be sped up by electing a new board of directors.

Under that new leadership, Mind Medicine would also be looking to push psychedelic treatment for addiction, that could help millions of people.

FCM is relying on Mind Medicine shareholders to vote for new leadership.

The last day to submit votes for FCM’s candidates is June 15th, 2023.

For more information to vote, please call Okapi Partners at (855) 305-0856 or email us here [point at text on screen]

[text on screen]

Okapi Partners: (855) 305-0856 (toll free)

info@okapipartners.com

Item 6: On June 9, 2023, Dr. Freeman participated in a video interview with Public.com. A transcript of the interview is pasted below.

Public.com Interview: FCM's Dr. Scott Freeman on MDMA for PTSD

I believe that 2024 mid-2024 the Psychedelic Revolution is going to start and and that's going to start with MDMA getting approved for PTSD when that happens the next group of drugs that come through that door is usually a little bit lower bar and so it's it's let's say I'd say easy get approved but but the FDA wants to get these drugs out.

Public.com: Exclusive Interview with Troop's Felix Tabary and FCM's Dr. Scott Freeman

You've communicated not just once but twice now that you are interested in locking up your shares what does that mean why does that matter and why is that a strong argument here?

Scott: yeah that's a good question we've made a big point about this um it's I'll say it's unusual that that that um people like myself do this but I have as I said about three percent ownership in the company and I believe that if you invest in me I have confidence in my plan and confidence my work and that investors should profit first perform it so I'm committed to sell none of my shares at first we came out uh for two years but now we've increased that the next three years I will not trade a single share or sell any of my shares of my medicine partly so that you know whoever in invests in the company or invest or votes for us they will be able to profit first but the second part is I believe in the long-term future the company under the my management and my other director candidates that in three years this company will be much more valuable because we're going to start the phase three which this company has delayed starting for the last three years right so we're going to start a phase three by the end of December so December 2023 and that will take three years to complete and get the drug approved so we anticipate getting this drug approved in 2026 both to help patients with with mental uh mental health disorders but also will help will help investors um the current management their plan is is probably gonna they haven't announced even when they're going to start it it's probably going to be at least six years before they get a drug approved which I think hurts both the patients and the um and the um investors so we're committed We Stand by uh stand behind our work all the directors are locking up their shares meaning we we can't sell and took for another three years until we show that our plan to bring LSD to the market in three years get a phase three completed has happened

Item 7: On June 8, 2023, FCM sent the following materials via e-mail to certain shareholders of the Company:

(Salutation)

My name is Dr. Scott Freeman, and I am a Co-founder of Mind Medicine (MindMed) Inc. and a director candidate with three other FCM director candidates in the upcoming proxy contest at the annual general meeting. Although when deciding to invest in a company like MindMed, we all assess the potential financial return of the investment, I firmly believe that social conscience should be a factor too. At MindMed, I believe that an investor aiming to be socially responsible should view the incumbent board and management critically.

As has emerged in this proxy campaign, MindMed dosed healthy volunteers in Australia with MM-110 at levels that were 35 times higher than what the FDA deemed safe without further animal safety studies. As MindMed Chief Medical Officer, on June 15, 2020, I stopped the MM-110 phase I trial at 8 mg for safety reasons while the dose was within FDA safety guidelines. However, I was suspended as CMO three hours after stopping the study.

The study was restarted one month later and in January 2022, current MindMed executives amended the protocol to dose patients at 660 mg a day (about 35 times the FDA safety limit). These high doses, which were administered in Fall/December 2021, occurred while Robert Barrow was CEO and Carol Vallone was on the Board of Directors. In my view, this dosing was a violation of the ethical guidelines for human subjects. MindMed executives appear to have violated these US and international standards by dosing normal people in the MM-110 Phase I at doses that were far beyond what was deemed safe by the FDA. I sincerely doubt that the participants in these trials, which were administered under Barrow and Vallone’s oversight, were told about the FDA safety limit, depriving them of the ability to make an informed decision. The program was shuttered following adverse FDA feedback when they attempted to start a Phase II study in the United States.

MindMed management needs to be held accountable for their actions, related to the MM-110 trials and otherwise, to make for a more socially responsible MindMed. FCM’s director candidates plan to mandate stricter corporate governance policies to ensure the safety of all patients in clinical trials done by MindMed.

Finally, the Company’s mismanagement of its clinical strategy coupled with a misallocation of resources to bloated overhead and outsized executive compensation, has jeopardized the development of LSD drugs for the treatment of mental health disorders. FCM has a well thought out plan to put MindMed’s clinical development back on track, and to preserve and extend the Company’s cash to complete Phase III trials and avert further substantial dilution of shareholders. I am so confident in this plan that I and the other FCM candidates have pledged to lockup our MindMed shares until 2026 if the FCM director slate is elected.

FCM’s director candidates meet both the financial and socially responsible investing litmus tests, and we need your support. I would like to further discuss this and our plan for MindMed with you. I am available at your earliest convenience.